SCG Financial Acquisition Corp. Announces Pricing of
$80,000,000 Initial Public Offering

NEW YORK, NY, April 13, 2011 /PRNewswire/ - SCG Financial Acquisition Corp. (the "Company") (OTCBB: SCGQU), a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business, today announced the pricing of its initial public offering of 8,000,000 units at a price of $10.00 per unit for gross proceeds of $80,000,000.  Each unit issued in the initial public offering consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share.

The Company’s units are quoted on the OTC Bulletin Board under the ticker symbol "SCGQU".  The Company has granted the underwriters a 45-day option to purchase up to an additional 1,200,000 units to cover over-allotments, if any.

Lazard Capital Markets LLC acted as sole book-running manager of the offering.  Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), acted as co-manager of the offering.  Ellenoff Grossman & Schole LLP acted as counsel to the Company and Greenberg Traurig, LLP acted as legal counsel to the underwriters.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to the units and the underlying securities has been declared effective by the Securities and Exchange Commission on April 8, 2011.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained, when available, from:

Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, NY 10020
Attn: Syndicate Department
Telephone:800.542.0970
Facsimile: 212.632.6984

Company Contact:

Gregory H. Sachs
Chairman, Chief Executive Officer and President
(312) 784-3960